Exhibit 10.7

CHESAPEAKE BANK OF MARYLAND

“SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN”

This Supplemental Executive Retirement Plan (the “Plan”) is adopted by and between Chesapeake Bank of Maryland (the “Bank”), a banking institution organized and existing under the laws of the State of Maryland, and William Bocek (the “Executive”), this 1st day of November, 2014.

RECITALS

WHEREAS, the Executive is employed by the Bank;

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by the Executive and wishes to encourage his continued employment and to provide him with additional incentive to achieve corporate objectives;

WHEREAS, the compensation described in this Plan is provided in addition to, and not in lieu of, any sick leave, compensation or other benefits to which the Executive may be entitled under Bank’s other plans and policies;

WHEREAS, the Bank intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement income for the Executive who is a member of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, the Plan is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.

NOW THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the Bank and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

The following Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

1.1 “Accrued Liability” shall mean the dollar value of the liability accrued and expensed by the Bank under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Plan.

1.2 “Bank” shall mean Chesapeake Bank of Maryland, its successors and assigns, unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of Chesapeake Bank of Maryland, or its successors or assigns, assumes the Bank’s obligations under this Plan.

1.3 “Beneficiary” or “Beneficiaries” shall mean the person(s), trust(s) or other entity or entities designated by the Executive, in accordance with the procedures established by the Plan Administrator, to receive benefits under the Plan after the death of the Executive.

1.4 “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 “Board” shall mean the Board of Directors of the Bank as from time to time constituted.

1.6 “Cause” shall mean the Executive’s: (a) gross negligence or gross neglect of duties to the Bank; (b) conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s service to the Bank; or (c) fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s service and resulting in a material adverse effect on the Bank.

1.7 “Change in Control” shall be deemed to have occurred if a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of the Bank over a twelve (12) month period. No Change in Control shall be deemed to have occurred if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury Regulation §1.409A-3(i)(5)(vii).

1.8 “Claimant” shall mean the Executive or a Beneficial), who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.10 “Disability” or “Disabled” shall mean a condition of the Executive whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. The Executive shall be deemed Disabled if the Social Security Administration has determined him to be totally disabled. Additionally, the Executive will be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.11 “Discount Rate” shall mean the rate used by the Plan Administrator for determining the Accrued Liability. The Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.12 “Early Retirement” shall mean Separation from Service before Normal Retirement Age for reasons other than for Cause, death, Disability, or following a Change in Control.

1.13 “Effective Date” shall mean November I, 2014.

1.14 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations and guidance promulgated thereunder.

1.15 “Executive” shall mean William Bocek, a member of a select group of management or highly compensated employees of the Bank (within the meaning of ERISA).

1.16 “Normal Retirement” shall mean Separation from Service on or after Normal Retirement Age for reasons other than for Cause, death, Disability, or following a Change in Control.

1.17 “Normal Retirement Age” shall mean the Executive’s age sixty-five (65).

1.18 “Plan” shall mean this Chesapeake Bank of Maryland Supplemental Executive Retirement Plan agreement which shall be evidenced by this instrument and any other forms required by the Plan Administrator, as may be amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Executive under this Plan is a non-account balance plan under Treasury Regulation §1.409A-1(c)(2)(i)(C).

1.19 “Plan Administrator” shall mean the Bank’s Board, or any committee of the Board, duly authorized to act as Plan Administrator of the Plan, or any individual or entity duly authorized by the Plan Administrator to act on its behalf with respect to the Plan. If the Executive is part of a group of persons designated as a committee or Plan Administrator, then the Executive may not participate in any activity or decision relating solely to his individual benefits under this Plan.

1.20 “Plan Year” shall mean, for the first Plan Year, the period beginning on the Effective Date and ending December 31 of such calendar year; and thereafter shall mean each twelve (12) month period commencing on January 1 of a calendar year and ending on December 31 of such calendar year.

1.21 “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

1.22 “Separation from Service” or “Separates from Service” shall mean the Executive has experienced a termination of employment with the Bank. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Bank, if that is less than thirty-six (36) months).

1.23 “Specified Employee” shall mean the Executive meeting the definition of a “key employee” as such term is defined in Code Sections 416(i)(1)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, the Executive is not a Specified Employee unless any stock of the Bank is publicly traded on an established securities market o• otherwise, as defined in Treasury Regulation §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the identification date, the Executive is a Specified Employee for the twelve (12) month period ending on the first day of the fourth month following the identification date. The determination of the Executive as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the “specified employee” requirements of Section 409A.

1.24 “Treasury Regulation” or “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

ARTICLE 2

DISTRIBUTIONS OF BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Normal Retirement, prior to the commencement of benefits otherwise due under this Plan, the Bank shall distribute to the Executive an annual amount of thirty thousand dollars ($30,000.00) paid for a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. (For example: $30,000 x 10 = $300,000 aggregate benefit. $300,000 / 120 = $2,500 per month). Payment shall commence on the first day of the month following the Executive’s Normal Retirement with subsequent installments being paid on the first day of each month thereafter.

2.2 Early Retirement Benefit. Upon the Executive’s Early Retirement, prior to the commencement of benefits otherwise due under this Plan, the Bank shall distribute to the Executive his Accrued Liability, calculated as of the date of his Early Retirement, and paid over a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. For purposes of calculating this benefit, interest shall be credited on the unpaid Accrued Liability and annuitized over the payout period using the Discount Rate in effect at Early Retirement. Payment shall commence on the first day of the month following the Executive’s Early Retirement with subsequent installments being paid on the first day of each month thereafter.

2.3 Disability Benefit. Upon Separation from Service due to the Executive’s Disability, prior to Normal Retirement Age and the commencement of benefits otherwise due under this Plan, the Bank shall distribute to the Executive his Accrued Liability, calculated as of the date of Separation from Service, and paid over a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. For purposes of calculating this benefit, interest shall be credited on the unpaid Accrued Liability and annuitized over the payout period using the Discount Rate in effect at Separation from Service. Payment shall commence on the first day of the month following the Executive’s Separation from Service with subsequent installments being paid on the first day of each month thereafter.

2.4 Change in Control Benefit. Upon a Change in Control while actively employed with the Bank, and prior to the commencement of benefits otherwise due under this Plan, the Bank shall distribute to the Executive an annual amount of thirty thousand dollars ($30,000.00) paid for a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. Payment shall commence on the first day of the month following the Change in Control with subsequent installments being paid on the first day of each month thereafter.

(a) Parachute Payments. Notwithstanding any provision of this Plan to the contrary, and to the extent allowed by Section 409A, if any benefit payment under this Section 2.4 would be treated as an “excess parachute payment” under Code Section 280G, the Company shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

2.5 Death Benefit.

(a) During Active Service. If the Executive dies while in active employment of the Bank, and prior to the commencement of benefits otherwise due under this Plan, the Bank shall pay the Accrued Liability, calculated as of the date of the Executive’s death, to the Executive’s Beneficiary in a single lump sum on the first day of the month following the Executive’s death.

(b) During Distribution of a Benefit. In the event the Executive dies after any benefit distributions have commenced under this Plan but before receiving all such distributions, the Bank shall pay the Accrued Liability, calculated as of the date of the Executive’s death, to the Executive’s Beneficial), in a single lump sum on the first day of the month following the Executive’s death.

2.6 Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service may not commence earlier than six (6) months after the Executive’s Separation from Service if, pursuant to Section 409A, the Executive is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months and shall commence instead on the first day of the seventh month following Separation from Service.

2.7 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

2.8 Unsecured General Creditor Status of Executive.

(a) Payment to the Executive or Beneficial), hereunder shall be made from the Bank general assets and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Bank under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Bank and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Bank.

(b) In the event that the Bank purchases an insurance policy or policies insuring the life of the Executive to allow the Bank to recover or meet the cost of providing benefits, in whole or in pail, hereunder, the Executive or Beneficiary shall not have any rights whatsoever in said policy or the proceeds therefrom. The Bank shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee,” or “highly compensated individual” as defined in Code Section 101(j) shall be acquired before satisfying the Code Section 101(j) “Notice and Consent” requirements.

(c) In the event that the Bank purchases an insurance policy or policies on the life of the Executive as provided for above, then all of such policies shall be subject to the claims of the creditors of the Bank.

(d) If the Bank chooses to obtain insurance on the life of the Executive in connection with its obligations under this Plan, the Executive shall take such physical examinations and truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

2.9 Changes in Form or Timing of Distributions. Upon the Bank’s approval, the Executive may delay the time or change the form of a payment as expressly provided under this Section and Section 409A (a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(a) the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the election is made;

(b) if the Subsequent Deferral Election relates to a payment based on Separation from Service or a payment made at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;

(c) if the Subsequent Deferral Election relates to a payment at a specified time, the Executive must make the election not less than twelve (12) months before the date the first amount was scheduled to be paid.

For purposes of applying these requirements, installment payments shall be treated as a “single payment.” Any Subsequent Deferral Election made pursuant to this Section shall be made on such election forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.

2.10 Distributions Upon Income Inclusion. Under Section 409A, upon the inclusion of any amount into the Executive’s income as a result of the failure of this Plan to comply with the requirements of Section 409A, to the extent that such tax liability can be covered by the Accrued Liability, a distribution shall be made as soon as is administratively practicable following the discovery of the Plan failure.

2.11 Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

2.12 Delays. If the Bank reasonably anticipates that any payment scheduled to be made tinder this Plan would violate securities laws (or other applicable laws) or jeopardize the ability of the Bank to continue as a going concern if paid as scheduled, then the Bank may defer that payment, provided the Bank treats payments to all similarly situated Executives participating in all aggregated plans on a reasonably consistent basis. In addition, the Bank may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Bank treats payments to all similarly situated Executives participating in all aggregated plans on a reasonably consistent basis. The amounts so accrued in accordance with the terms of the Plan shall be distributed to the Executive (or his Beneficiary, in the event of the Executive’s death) at the earliest possible date on which the Bank reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

ARTICLE 3

FORFEITURES

3.1 Discharge for Cause. Notwithstanding any provision of this Plan to the contrary, in the event the Executive is discharged for Cause at any time, the Bank shall not distribute any benefits under this Plan and all benefits herein shall be forfeited.

3.2 Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

ARTICLE 4

BENEFICIARY DESIGNATION

4.1 Designation of Beneficiaries.

(a) The Executive shall have the right to designate any person or persons (who may be named contingently or successively) to receive any benefits payable tinder the Plan upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Executive’s lifetime. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and received by the Plan Administrator prior to the Executive’s death.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Bank shall pay the benefit payment to the Executive’s spouse, if then living, and if the spouse is not then living to the Executive’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Executive’s personal representative, executor, o• administrator.

(c) The Executive’s designation of a Beneficiary will not be revoked o• changed automatically by any future marriage or divorce. Should the Executive wish to change the designated Beneficiary in the event of a future marriage or divorce, the Executive will have to do so by means of filing a new Beneficiary Designation Form with the Plan Administrator.

(d) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Bank may distribute the payment to the Executive’s estate without liability for any tax or other consequences, or may take any other action which the Bank deems to be appropriate.

4.2 Information to be Furnished by Executive and Beneficiary; Inability to Locate Executive of Beneficiary. Any communication, statement or notice addressed to the Executive or to a Beneficiary at his or her last post office address as shown on the Bank’s records shall be binding on the Executive or Beneficiary for all purposes of the Plan. The Bank shall not be obliged to search for the Executive or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE 5

PLAN ADMINISTRATION

5.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

5.2 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

5.3 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator, on all matters relating to the compensation of the Executive, the date and circumstances of the death, a Change in Control, Disability or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

5.6 Annual Statement. The Plan Administrator shall provide to the Executive, on an annual basis (or more frequently as the Plan Administrator shall determine), a statement setting forth the benefits to be distributed under this Plan.

5.7 Compliance with Section 409A.

(a) Notwithstanding anything contained herein to the contrary, the interpretation and distribution of Executives’ benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b) The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(l) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Amendment. This Plan may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Plan to conform with written directives to the Bank from its auditors or banking regulators or to conform the Plan to the provisions of Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA, the Code, and banking regulations). No such amendment shall be considered prejudicial to any interest of the Executive or a Beneficiary hereunder.

6.2 Plan Termination Generally. The Bank reserves the right to terminate the Plan at any time without the consent of the Executive. The benefit payable in the event of termination of the Plan shall be the Accrued Liability, determined as of the date the termination of the Plan. Except as provided in Section 6.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted tinder Article 2.

6.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 6.2, any acceleration of the payment of benefits due to termination of the Plan shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation §I.409A-3(j)(4)(ix). The Bank may distribute the Accrued Liability, determined as of the date of the termination of the Plan, to the Executive in a lump sum subject to the terms below:

(a) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provide that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

(b) Upon the Bank’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of: (i) the calendar year on which the Plan terminates; (ii) the calendar year on which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or

(c) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan.

ARTICLE 7

CLAIMS PROCEDURE

7.1 Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-I. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation—Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b) Timing of Bank Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a) Initiation—Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) Review of a Disability Benefit Claim. If the Claimant’s initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).

(c) Additional Submissions—Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d) Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(e) Timing of Bank Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f) Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

7.3 Exhaustion of Remedies. A Claimant must follow the claims review procedures under this

Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

7.4 Arbitration. If a Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Bank’s discharge of the Executive for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

ARTICLE 8

MISCELLANEOUS

8.1 Binding Effect. This Plan shall bind the Executive and the Bank, and their Beneficiaries, survivors, executors, administrators and transferees.

8.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to terminate the Executive’s employment. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate his employment at any time.

8.3 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

8.4 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.5 Nonassignability. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.

No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or any other person, be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If the Executive, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of the Executive, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

8.6 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by the Plan, the Bank or the Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank. Any alternative acts shall be restricted to actions which do not violate Section 409A.

8.7 Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the Executive’s or Beneficiary’s last known address as shown on the records of the Bank or to the Bank’s principle place of business. The date of such mailing shall be deemed the date of notice consent, or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

8.8 Reorganization. The Bank shall not merge or consolidate into or with another bank or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor bank.

8.11 Income Tax Withholding. The Bank may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation of any governmental authority, whether Federal, state, or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to the Executive (or Beneficiary). The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.12 Entire Plan. This agreement constitutes the entire Plan between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties execute this Plan as of the date first written above.

EXECUTIVE	CHESAPEAKE OF MARYLAND

	By:	/s/ William W. Whitty, Jr.

/s/ William J. Bocek, Jr	Title:	Chairman Compensation Committee
William J. Bocek, Jr.